Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Emerald Oil, Inc.

Denver, Colorado

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this registration statement of Emerald Oil, Inc. (the “Company”) of our reports dated March 18, 2013, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting appearing in the Company’s annual Form 10-K for the year ended December 31, 2012.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Houston, TX

November 8, 2013